EXHIBIT 99.1

FOR IMMEDIATE RELEASE

From:                   Nuvera Communications, Inc.

                                27 N Minnesota St.

                                New Ulm, MN 56073

                                Phone: 507.354.4111

Contact:             Glenn Zerbe

                                Nuvera

                                507.354.4111

                                E-mail: glennzerbe@nuvera.net

Nuvera Communications, Inc. Declares a 4th Quarter 2020 Dividend

NEW ULM, MN – November 30, 2020- The Board of Directors of Nuvera Communications, Inc. approved a 4th quarter dividend payment of $.13 per share. The recently declared dividend will be paid to shareholders of record at the close of business on December 10, 2020 and will be payable on December 18, 2020.

“Nuvera continued to provide essential broadband services without interruption or degradation throughout the current pandemic.  The rapidly expanding demand for bandwidth was met by a committed staff for whom we are forever grateful,” stated Glenn Zerbe, Nuvera’s President and CEO.  “Having successfully adjusted our operations including securing sufficient operating funds during a time of market uncertainty, we can now look forward to recovering with our nation and returning as an even stronger company and community in 2021.  We are pleased to be able to declare this dividend and continue our stock buyback program as a positive result of our team’s efforts.”

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About Nuvera
Nuvera is a well-established communications company with headquarters in New Ulm, MN that provides Internet, digital TV, voice, Managed Services, computer sales and computer repair services. Nuvera sells and services cellular phones and accessories and customer premise equipment. Nuvera has customer solutions centers in the Minnesota communities of New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Prior Lake, Redwood Falls, Sleepy Eye and Springfield as well as Aurelia, Iowa. Nuvera also operates TechTrends, a technology retail store, located in New Ulm. In addition, Nuvera offers television and Internet services in Cologne, Mayer, New Germany and Plato MN. Nuvera also holds partial ownership in FiberComm, LC, based in Sioux City, Iowa.

Nuvera Communications, Inc. is a publicly held corporation. For more information on the company or purchasing stock, visit nuvera.net.